UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2005

China Health Holding, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-119034	98-0432681
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Suite 600 - 666 Burrard Street, Park Place, Vancouver, BC, Canada V6C 2X8
(Address of principal executive offices and Zip Code)

Julianna Lu, BSc. MSc.
Chief Executive Officer
Suite 600 - 666 Burrard Street, Park Place
Vancouver, British Columbia, Canada V6C 2X8

Registrant's telephone number, including area code: (604) 608-6788

Copies to:
Richard A. Friedman, Esq.
David Schubauer, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On May 9, 2005, China Health Holding, Inc. (the “Company”) and National Media Associates mutually agreed to terminate the parties’ consulting agreement dated August 8, 2004, as amended on September 6, 2004. Pursuant to the termination agreement, National Media Associates and Michael Baybak agreed: (i) to return and cancel 700,000 shares of common stock of the Company that were issued in the name of Michael Baybak; and (ii) to cancel options to purchase 1,000,000 shares of the Company’s common stock exercisable for three years with an exercise price of $US 0.10 per share, issued to Michael Baybak pursuant to the consulting agreement. The Company agreed that Mr. Baybak would keep 300,000 shares of common stock which have been registered for resale. National Media Associates and Mr. Baybak agreed to release the Company from all actions, sums of money, damages or other claims arising or related to the consulting agreement and cancellation of the 700,000 shares of common stock and 1,000,000 options.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
10.1	Letter termination agreement signed by China Health Holding, Inc., National Media Associates and Michael Baybak

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA HEALTH HOLDING, INC.

Date: May 11, 2005	By:	/s/ Julianna Lu
Julianna Lu
Chief Operation Officer/PRESIDENT Chief Financial Officer/DIRECTOR